Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Image Entertainment, Inc.
Chatsworth, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-138701 and No. 333-121912, Registration Statement on Form S-4 No. 333-128535 and Registration Statements on Form S-8 No. 333-119187, No. 333-69623, No. 33-65121 and No. 33-59353 of Image Entertainment, Inc. of our report dated June 29, 2009, relating to the consolidated financial statements and schedule, which appears in this Annual Report on Form 10-K. Our report relating to the consolidated financial statements contains an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

Los Angeles, California June 29, 2009